EXHIBIT 99.1
Amendment No. 2 to Loan Agreement
     This Amendment No. 2 to Loan Agreement, dated as of May 21, 2009 (this “Amendment”), is made between Citigroup Global Markets Inc. (“Smith Barney” or “SB”) and the undersigned, Move Inc. (“Client”).
     Whereas, SB and Client have entered into that certain Loan Agreement dated as of May 8, 2008, as amended by that certain Amendment No. 1 to Loan Agreement dated as of May 7, 2009 (as amended, the “Loan Agreement”); capitalized terms used herein but not defined herein have the meaning given to them in the Loan Agreement;
     Whereas, SB and Client desire to amend the Loan Agreement to extend the Maturity Date to May 20, 2010 and to change the Interest Rate to the CGM Working Capital Rate, capped at Open Federal Funds Rate plus 3.80%;
     Now, therefore, SB and Client, for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:
1.	Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
a.	Section 2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.) Interest. SB shall charge the Client interest at the per annum variable rate equal to the lesser of (i) SB’s and its affiliates’ proprietary CGM Working Capital Rate and (ii) the Open Federal Funds Rate plus 3.80% (such lesser rate, the “Interest Rate”) on the aggregate principal amount of Advances outstanding, if any. The CGM Working Capital Rate as of the date of this Agreement is equal to the Open Federal Funds Rate plus 3.80%, and may change from time to time as determined by SB and/or its affiliates. In the event that the CGM Working Capital Rate changes during a monthly interest cycle, the latest Interest Rate during such cycle shall apply from the beginning of such cycle. Such interest shall be computed in the same manner as that set forth for securities margin accounts in the pamphlet prepared by SB entitled “Important New Account Information” (hereafter referred to as “New Account Document”) under the heading “Credit Terms”, which may be amended from time to time and which amendment shall become binding upon written notice to the Client (but such amendments shall not change the Interest Rate). The Client hereby acknowledges receipt of the New Account Document. Interest shall be payable monthly on the 21st day of each month (or, if the 21st is not a business day, on the next business day). If (i) a sufficient amount of cash or money market fund shares is not available in the Account to pay the monthly interest amount, or if the Client elects not to make interest payments from the Account, and (ii) sufficient Collateral acceptable to SB is in SB’s possession in the Account, the interest due shall be added to the Client’s outstanding principal balance hereunder and thereafter interest shall accrue on such amount until the Client’s outstanding balance on all Advances has been repaid in full, whether before or after demand or termination of this Agreement. The Client understands that by adding interest to the outstanding principal balance of Client’s Advances, the amount of additional Advances the Client may obtain shall be proportionately reduced. In no event shall the total interest and fees charged under this Agreement exceed the maximum interest rate or total fees permitted by law. In the event any excess interest or fees are collected, the same shall be refunded or credited to the Client.

b.	Section 3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“3.) Repayment. The Client agrees to pay on May 20, 2010 (“Maturity Date”) any balance outstanding with respect to all Advances, including any accrued interest and fees, as well as any costs of collection and reasonable attorneys’ fees and costs. The total amount owed by the Client described in the preceding sentence is hereafter referred to in this Agreement as the “Loan Obligation”. The Client may prepay the Loan Obligation in whole or in part without penalty at any time prior to the Maturity Date.
2.	No Other Amendment. Except as amended by Section 1 above, the Loan Agreement remains in full force and effect.

3.	Governing Law. This Amendment will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such State.

4.	Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.
     In witness whereof, the undersigned have executed this Amendment as of the date first above-written.

MOVE INC.		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ LEW BELOTE	By:	/s/ RICHARD GEMBERLING

Name:	Lewis R. Belote, III	Name:	Richard A. Gemberling
Title:	Chief Financial Officer	Title:	Managing Director, Global Wealth Advisory Services
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